UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 4, 2010

Date of Report (Date of earliest event reported)

CONVIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34707	74-2935609
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11501 Domain Drive, Suite 200, Austin, Texas 78758

(Address of principal executive offices) (Zip Code)

(512) 652-2600

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01      Regulation FD Disclosure.

The information in this report furnished pursuant to Item 7.01 shall not be deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. It may only be incorporated by reference in another filing under the Exchange Act or the Securities Act of 1933, as amended, if such subsequent filing specifically references the information furnished pursuant to Item 7.01 of this report.

On November 4, 2010, Convio, Inc. (the “Company”) hosted a conference call announcing the Company’s financial results for the quarter ended September 30, 2010.  During that call representatives of the Company misstated the Company’s annual non-GAAP earnings per share guidance.  The Company is filing this report to correct this misstatement. The Company currently expects its non-GAAP diluted net income for the year ended December 31, 2010 to be between $0.34 and $0.36 per common share.  The Company disclaims any intention or obligation to update or revise this guidance, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Measures

Management believes that non-GAAP net income is a useful measure of operating performance because it excludes items that we do not consider indicative of our core performance.  Non-GAAP net income adds to net income (loss) amortization of intangible assets, stock-based compensation and certain non-cash and non-recurring items such as the gain (loss) on preferred stock warrant revaluation.  However, this non-GAAP measure should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP.  We do not provide a reconciliation to the GAAP equivalent of this measure as we cannot reasonably estimate stock based compensation expense in accordance with GAAP.

Our management uses non-GAAP net income as measures of operating performance; to prepare our annual operating budget; to allocate resources to enhance the financial performance of our business; to evaluate the effectiveness of our business strategies; to provide consistency and comparability with past financial performance; to facilitate a comparison of our results with those of other companies; and in communications with our board of directors concerning our financial performance.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 4, 2010	By:	/s/ JAMES R. OFFERDAHL
James R. Offerdahl Chief Financial Officer and Vice President of Administration (Principal Financial and Accounting Officer)

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